                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                SCHEDULE 13G
                               (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES


 13d-1 (b), (c)  AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No. 2)*
                                           --


                             HEARTPORT, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                421969-106
                     ----------------------------------
                              (CUSIP Number)

                                    n/a
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/ /  Rule 13d-1(b)

/ /  Rule 13d-1(c)

/x/  Rule 13d-1(d)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (Continued on following pages)


                                 Page 1 of 7 Pages
                          Exhibit Index Contained on Page 7

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CUSIP NO. 421969-106                       13 G              Page 2 of 7 Pages
          ----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons
        WESLEY D. STERMAN, M.D.

     I.R.S. Identification No. of above persons (entities only)

             Tax ID Number:

 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

             UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       3,205,492
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:
                                    NOT APPLICABLE.
                             --------------------------------------------------
                              (7) Sole Dispositive Power

                                    3,205,492
                             --------------------------------------------------
                              (8) Shared Dispositive Power

                                    NOT APPLICABLE.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                                                      3,205,492
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                                      12.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                                                                      IN
-------------------------------------------------------------------------------
               *    SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 3 of 7 Pages

ITEM 1.

    (a)   Name of Issuer

          HEARTPORT, INC.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          700 BAY ROAD, REDWOOD CITY, CA 94063
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing

          WESLEY D. STERMAN, M.D.
          ---------------------------------------------------------------------

    (b)   Address of Principal Business Office or, if none, Residence

          C/O HEARTPORT, INC., 700 BAY ROAD, REDWOOD CITY, CA 94063
          ---------------------------------------------------------------------
    (c)   Citizenship

          UNITED STATES OF AMERICA
          ---------------------------------------------------------------------

    (d)   Title of Class of Securities

          COMMON STOCK
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          CUSIP NO. 421969-106
          ---------------------------------------------------------------------
ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
         13d-2(b) OR (c), CHECK WHETHER PERSON FILING IS A:

          NOT APPLICABLE.
          ---------------------------------------------------------------------

          If this Statement is filed pursuant to Rule 13d-1(c), check this box. / /

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                                                              Page 4 of 7 Pages

ITEM 4.        OWNERSHIP:

    The following information with respect to the ownership of the Common Stock of the issuer by the person filing this Statement is provided as of December 31, 1998:

    (a) Amount beneficially owned:

    See Row 9 of cover page.
    ---------------------------------------------------------------------------

    (b) Percent of class:

    See Row 11 of cover page.
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:

              See Row 5 of cover page.
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

              See Row 6 of cover page.
              -----------------------------------------------------------------

        (iii) Sole power to dispose or to direct the disposition of

              See Row 7 of cover page.
              -----------------------------------------------------------------

         (iv) Shared power to dispose or to direct the disposition of

              See Row 8 of cover page.
              -----------------------------------------------------------------

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                                                              Page 5 of 7 Pages

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               NOT APPLICABLE.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               NOT APPLICABLE.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               NOT APPLICABLE.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               NOT APPLICABLE.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               NOT APPLICABLE.

ITEM 10.       CERTIFICATION:

                    NOT APPLICABLE.

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                                                            Page 6 of 7 Pages

                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 1, 1999


/s/ Wesley D. Sterman, M.D.
---------------------------
Wesley D. Sterman, M.D.

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                                                             Page 7 of 7 Pages

                             EXHIBIT INDEX

                                                            Found on
                                                          Sequentially
Exhibit                                                  Numbered Page
-------                                                  --------------

NOT APPLICABLE.